EXHIBIT 99.1

Rome Bancorp Reports Second Quarter Earnings

ROME, N.Y., Aug. 12, 2010 (GLOBE NEWSWIRE) -- Rome Bancorp, Inc. (the "Company") (Nasdaq:ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the three and six month periods ended June 30, 2010.

Net income for the Company for the three-month period ended June 30, 2010 grew to $694,000 or $0.11 per diluted share, compared to $647,000, or $0.10 per diluted share for the same period in 2009. The increase in net income over the second quarter of 2009 was attributable to an increase in net interest income before provision for loan losses of $205,000, and an increase in non-interest income of $148,000, which were partially offset by an increase in the provision for loan losses of $215,000, an increase in non-interest expense of $51,000 and an increase in income tax expense of $40,000.

The $205,000 increase in net interest income before loan loss provision reflects a decrease in interest expense of $341,000 which was partially offset by a $136,000 decrease in interest income. Interest income earned on the loan portfolio decreased by $170,000, or 4.1%, primarily due to a decrease in the average balance of the loan portfolio resulting from continued sales of new mortgage originations into the secondary market. Income on investments increased by $36,000, or 28.6%, from the same period last year due to the purchase of additional securities during the past twelve months. Earnings on interest bearing deposits decreased by $3,000 compared to the second quarter of 2009.

The decrease in interest expense is attributable to a decrease in interest paid on both deposit accounts and borrowings. The average balance of deposit accounts increased to $189.2 million for the second quarter of 2010, compared to $185.3 million in the same quarter of 2009, while the average cost of these deposits decreased to 0.99% in the current quarter from 1.37% for the same period of 2009. The average balance of borrowings decreased to $37.1 million for the second quarter of 2010 from $54.7 million for the same period of 2009 due to increases in deposit balances and proceeds of loan sales. The rate paid on borrowings decreased to 3.12% in the current quarter from 3.37% in the second quarter of 2009 as the Company continued to pay down higher rate advances upon their maturity.

The Company recorded a $415,000 provision for loan losses in the quarter ended June 30, 2010 versus a $200,000 provision in the same period of 2009. While net charge-offs have remained low, the provision was recorded to address a decline in collateral value securing a commercial credit facility and an increase in the balance of non-accruing loans.  The increase in the balance of non-accrual loans was in the Company's well collateralized residential mortgage portfolio. The loan loss allowance as a percentage of total loans increased to 0.85% at June 30, 2010 from 0.74% at December 31, 2009. The allowance for loan losses as a percent of non-performing loans was 104.6% at June 30, 2010, compared to 111.4% at the previous year end.

Non-interest income for the second quarter of 2010 increased to $783,000 from $635,000 for the same period in 2009. Of this increase, $121,000 is attributable to gains related to the sale of securities. The remainder results from increased fee revenue.

Non-interest expense for the second quarter of 2010 increased to $2.8 million from $2.7 million for the same period in 2009 due to routine operating cost increases. Income tax expense increased to $345,000 for the quarter ended June 30, 2010 from $305,000 for the second quarter of 2009 due to the increase in pre-tax income.

Net income for the Company for the six month period ended June 30, 2010 grew to $1.8 million, or $0.28 per diluted share, compared to $1.4 million, or $0.20 per diluted share for the same period of 2009. The increase in net income was primarily the result of a $421,000 increase in net interest income before provision for loan loss, an increase in non-interest income of $596,000, and a decrease of non-interest expense of $46,000, partially offset by a $265,000 increase in the provision for loan losses and an increase in income tax expense of $311,000. Net interest income and the provision for loan losses for the first halves of 2010 and 2009 were similarly impacted by the factors discussed in the second quarter analysis, above. Non-interest income for the first half of 2010 included gains on the sale of real estate and securities. During the first quarter of 2010, a gain of $419,000 was realized on the sale of a commercial parcel owned by the Company. As discussed above, gains on securities sales of $121,000 were recorded during the second quarter of 2010. No sales of securities occurred during the first half of 2009.  Non-interest expense for the six months ended June 30, 2010 decreased to $5.4 million from $5.5 million for the first half of 2009, primarily due to the recording of a mandated special deposit insurance assessment charged to all banks insured by the Federal Deposit Insurance Corporation in 2009. Income tax expense for 2010 increased in relation to higher pre-tax income.

Total assets remained constant at $329.6 million at June 30, 2010 and $329.9 million at December 31, 2009. During this period, the loan portfolio decreased by $5.1 million, or 1.8%, to $280.5 million, as many of the Company's new mortgage originations were sold into the secondary market. This decrease was offset by increases in the investment portfolio and cash and cash equivalents.  Over the same period, deposits increased by 4.2% to $225.8 million from $216.6 at year end 2009.

Commenting on the Company's second quarter results, Charles M. Sprock, Chairman, CEO and President said, "Our operating strategy continues to prove successful, resulting in net interest margin of 4.65% this year to date.  Additionally, we have grown non-interest income and controlled operating costs, yielding improved second quarter earnings per share. Coupled with a strong balance sheet and capital position, we stand poised for future profitable operations."

Forward-Looking Statements

Statements included in this press release that are not historical or current fact, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands)

			As of
			June 30,	December 31,
			2010	2009
Selected Financial Condition Data:
Total assets			$ 329,637	$ 329,922
Loans, net			280,498	285,617
Securities			17,126	14,677
Cash and cash equivalents			9,305	7,574
Total deposits			225,787	216,638
Borrowings			37,618	47,869
Total shareholders' equity			61,285	60,365
Allowance for loan losses			2,523	2,132
Non-performing loans			2,413	1,915
Non-performing assets			2,447	1,915

	For the three months ended		For the six months ended
	June 30,		June 30,
	2010	2009	2010	2009

Selected Operating Data:
Interest income	$ 4,188	$ 4,324	$ 8,448	$ 8,687
Interest expense	753	1,094	1,547	2,207
Net interest income	3,435	3,230	6,901	6,480
Provision for loan losses	415	200	465	200
Net interest income after provision for loan losses	3,020	3,030	6,436	6,280
Non-interest income:
Service charges and other income	662	635	1,223	1,167
Net gain on sale of real estate and investments	121	--	540	--
Total non-interest income	783	635	1,763	1,167
Non-interest expense	2,764	2,713	5,410	5,456
Income before income taxes	1,039	952	2,789	1,991
Income tax expense	344	305	948	637
Net income	$ 695	$ 647	$ 1,841	$ 1,354

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	For the three months ended		For the six months ended
	June 30,		June 30,
	2010	2009	2010	2009
Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings per share	$0.11	$0.10	$0.28	$0.20
Diluted earnings per share	$0.11	$0.10	$0.28	$0.20
Return on average assets	0.86%	0.78%	1.13%	0.82%
Return on average equity	4.66%	4.43%	6.17%	4.61%
Net interest rate spread -1	4.35%	3.83%	4.33%	3.86%
Net interest margin -1	4.67%	4.23%	4.65%	4.27%
Non-interest expense to average assets	3.43%	3.25%	3.33%	3.29%
Efficiency ratio -1	67.44%	70.13%	66.56%	71.27%
Average interest-earning assets to average interest-bearing liabilities	130.54%	127.80%	131.04%	128.19%

			As of
			June 30,	December 31,
			2010	2009
Equity Ratios:
Equity to assets			18.59%	18.30%
Book value per share			$9.04	$8.88

Asset Quality Ratios:
Nonperforming loans as percent of loans			0.85%	0.67%
Nonperforming assets as percent of total assets			0.74%	0.58%
Allowance for loan losses as a percent of loans			0.89%	0.74%
Allowance for loan losses as a percent of non- performing loans			104.6%	111.4%
Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.
CONTACT:  Rome Bancorp, Inc.
          David Nolan, Executive Vice President
           and Chief Financial Officer
          (315) 336-7300